SECOND AMENDMENT TO THE
SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
ELLINGTON FINANCIAL LLC

This Second Amendment (the “Amendment”) to the Second Amended and Restated Operating Agreement, dated as of July 1, 2009, as amended (the “Operating Agreement”), of Ellington Financial LLC, a Delaware limited liability company (the “Company”) shall be effective as of the 7th day of August, 2017 and is entered into by Ellington Financial LLC, a Delaware limited liability company (the “Company”), Ellington Financial Management LLC, a Delaware limited liability company (the “Manager”), and any other Persons who are or hereafter become Members in the Company or parties hereto as provided in the Agreement. All capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Operating Agreement.

RECITALS

WHEREAS, the Company, the Manager and the Members are parties to the Operating Agreement; and

WHEREAS, the definition of Incentive Plans set forth in Section 1.10 of the Operating Agreement refers to collectively, the Company’s Incentive Plan for Entities (the “Entity Plan”) and Incentive Plan for Individuals (the “Individual Plan”), as may be amended from time to time; and

WHEREAS, the Board of Directors of the Company determined to combine the Entity Plan and the Individual Plan into a single plan in the form of the Company’s 2017 Equity Incentive Plan (the “2017 Plan”); and

WHEREAS, on May 16, 2017, the shareholders of the Company approved the 2017 Plan; and

WHEREAS, pursuant to Section 17.3 of the Agreement, the Board of Directors desires to amend the Operating Agreement in order to amend the definition of “Incentive Plans” in the Operating Agreement;

AGREEMENT

NOW, THEREFORE, the undersigned hereby agree as follows:

Section 1. Amendment of the Definition of “Incentive Plans” in Section 1.10 of the Operating Agreement. The Definition of Incentive Plans as set forth in Section 1.10 of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

“Incentive Plans” means, collectively, the Company’s Incentive Plan for Entities and Incentive Plan for Individuals and any successor plans thereto, each as may be amended from time to time.”

Section 2. Counterpart Execution. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment to the Operating Agreement is executed as of the 7th day of August, 2017.

ELLINGTON FINANCIAL LLC

By:/s/ Laurence Penn
Name: Laurence Penn
Title: Chief Executive Officer and President

ELLINGTON FINANCIAL MANAGEMENT LLC

By:/s/ Lisa Mumford
Name: Lisa Mumford
Title: Chief Financial Officer

CHIEF EXECUTIVE OFFICER, ON BEHALF OF THE MEMBERS, BY POWER OF ATTORNEY PURSUANT TO SECTION 1.4 OF THE OPERATING AGREEEMENT

By:/s/ Laurence Penn
Name: Laurence Penn
Title: Chief Executive Officer and President